SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Pyramid Breweries Inc.

(Name of Registrant as Specified In Its Charter)

XXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PYRAMID BREWERIES INC.
91 South Royal Brougham Way
Seattle, Washington 98134
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO OUR SHAREHOLDERS:
      Notice is hereby given that the Annual Meeting of the shareholders of Pyramid Breweries Inc. (the “Company”) will be held at the Pyramid Alehouse at 1201 First Avenue South, Seattle, Washington on Thursday, September 22, 2005 at 9:00 a.m., for the following purposes:

1.	To elect two Class I members of the Board of Directors for a three-year term and one Class II member of the Board of Directors for a one-year term and one Class III member of the Board of Directors for a two-year term.

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
      Only shareholders of record at the close of business on July 29, 2005 are entitled to notice of and to vote at the meeting.
      All shareholders are requested to be present at the Annual Meeting either in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no additional postage is required, are enclosed. Shareholders who have previously voted but attend the meeting may change their vote at the meeting.
      Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose as soon as possible. Your cooperation is appreciated since one-third of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

/s/ George Hancock

George Hancock
Chairman
August 19, 2005

PYRAMID BREWERIES INC.
PROXY STATEMENT
For Annual Meeting of Shareholders
to be held September 22, 2005
SOLICITATION AND REVOCATION OF PROXY
      The enclosed proxies are solicited by the Board of Directors of Pyramid Breweries Inc. (the “Company” or “Pyramid”) to be voted at the annual meeting of shareholders to be held on September 22, 2005, and at any adjournments or postponements thereof (the “Annual Meeting”). The individuals named as proxies are George Hancock and John Lennon.
      The Company’s principal offices are located at 91 South Royal Brougham Way, Seattle, Washington 98134. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about August 19, 2005.
      All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, shares represented by proxies will be voted for the proposals listed herein and on the proxy. A shareholder giving a proxy has the power to revoke it at any time before it is voted at the Annual Meeting. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date.
      Only shareholders of record at the close of business on July 29, 2005 (the “Record Date”) will be entitled to vote at the Annual Meeting. On July 29, 2005, there were 8,790,353 shares of common stock, par value $.01 per share outstanding, representing all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
      The holders of one-third of the common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Abstentions and broker non-votes on any of the proposals to be voted on will be counted for purposes of determining the presence of a quorum. Transaction of business may occur at the meeting if a quorum is present.
      With respect to the election of directors (Proposal 1), the nominees receiving the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected. In a plurality election, such as this, abstentions will have no impact on the outcome of the election because approval by a certain percentage of shares present or outstanding is not required. The proposal relating to the ratification of the appointment of Moss Adams LLP as our independent accountants (Proposal 2) will be adopted if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Abstentions from voting on this matter will have no effect on the outcome because abstentions do not represent votes cast “FOR” or “AGAINST” this proposal. We expect that there will be no broker non-votes because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors and ratification of the appointment of our independent accountants.
      In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. The Company intends to engage Mellon Investor Services to assist in the solicitation process. All reasonable proxy soliciting expenses, including approximately $15,000 to be paid to Mellon Investor Services, will be paid by the Company in connection with the solicitation of votes for the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
      The Company’s Amended and Restated Bylaws (“Bylaws”) provide that the number of directors must fall within a range of 3 to 9. The Board of Directors currently has six members. Generally, and in accordance with the Company’s Articles of Incorporation, directors are elected for terms of three years, which are staggered such that approximately one-third of the directors are elected each year, and directors serve until their successors have been elected and qualified.
      In accordance with the above, the Board of Directors nominated each of George Hancock and Scott Barnum for re-election as a Class I director, to serve for a three-year term to expire in 2008. The Board of Directors also nominated Lee Andrews for election as a Class II director, to serve for a one-year term to expire in 2006, filling a vacancy created when Nancy Mootz unexpectedly passed away in December 2004. Lee Andrews was nominated by our Chairman of the Board, George Hancock. Finally, the Board of Directors nominated John Lennon for election as a Class III director, to serve for a two-year term to expire in 2007. The nominees have indicated that they are willing and able to serve as a director. If at the time of the Annual Meeting any nominee becomes unable or unwilling to serve as a director, the persons named as proxies will vote for the remaining nominees and for any other person designated by the Board of Directors as a nominee, or the size of the Board of Directors will be reduced.
The Board of Directors unanimously recommends that you vote
FOR the election of the nominees listed herein.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
      The following table sets forth information regarding the nominees for election and each other director whose term of office will continue after the Annual Meeting.

			Expiration
Name	Current Position with Company(1)	Age	of Term	Class

George Hancock	Chairman of the Board	60	2008	I
Scott S. Barnum	Director	49	2008	I
Scott Svenson	Director	39	2006	II
Lee Andrews	Director	53	2006	II
Kurt Dammeier	Director	46	2007	III
John Lennon	President, Chief Executive Officer and Director	50	2007	III

(1)	For a description of certain committees of the Board of Directors and the members of such committees, see “Committees of the Board of Directors” below.
Experience of Nominees and Members of the Board of Directors
George Hancock (60) — Chairman of the Board
      Mr. Hancock has been a director of the Company since 1989. Mr. Hancock served as our Chief Executive Officer from May 1992 until his retirement in December 1999, and as our Chairman of the Board from January 1997 to December 1999, as well as our interim Chief Executive Officer from February 2004 to August 2004 and Chairman of the Board since February 2004. Mr. Hancock previously served as our Chairman of the Board from July 1989 until July 1995. He was President of Penknife Computing, Inc., a computer software company, from 1988 to May 1992. Mr. Hancock was previously employed by the international accounting firm of Coopers & Lybrand, where he was primarily responsible for management consulting projects. Mr. Hancock was also the founder of two startup software companies in England and the

United States. He was awarded a Masters in Business Administration by Cranfield Institute of Technology, England in 1981. He qualified as an accountant in England in 1967.
Scott S. Barnum (49) — Director
      Mr. Barnum has been a director since February 1999. Since July 2002, Mr. Barnum has been Chief Executive Officer of Cocoa Pete’s Chocolate Adventures, a premium chocolate company founded by the creator of Pete’s Wicked Ale. In February 2001, he co-founded Plan B, a consumer marketing consultancy and outsourced marketing department and was its Managing Partner from February 2001 to July 2002. From January 1999 to February 2000, Mr. Barnum was Vice President/ General Manager — International for eBay Inc, an online auction company. From June 1997 to September 1998, Mr. Barnum served as President and Chief Operating Officer of Pete’s Brewing Company, formerly the nation’s second largest brewer of craft beers. His beer background also includes four years with Miller Brewing Company (Miller), where he held several senior level marketing management appointments and where he ultimately launched and became General Manager of Miller’s specialty beer division. Prior to Miller, Mr. Barnum spent eight years in brand management with PepsiCo Inc., a food and beverage company, in its soft drink and snack divisions, both domestically and internationally. Mr. Barnum earned an MBA from Columbia University and a Bachelor’s of Business Administration Degree from Pacific Lutheran University.
Scott Svenson (39) — Director
      Mr. Svenson has been a director since August 2001. Since January 2002, Mr. Svenson has been Chairman and Managing Partner of The Sienna Group, a private investment group based in Seattle and London. From February 1999 to October 1999, Mr. Svenson was President of Starbucks Europe, a retail coffee company, during which time he authored its European Strategic Plan and from May 1998 to February 1999 was President of Starbucks UK. In 1994 Mr. Svenson co-founded Seattle Coffee Company, the first gourmet coffee retailer and wholesaler in the United Kingdom, which he built to over 70 locations before selling the company to Starbucks in early 1998. Prior to this, Mr. Svenson served as Deputy Chief Executive of CrestaCare plc, the third largest long-term healthcare provider in the UK and as an advisor to high growth, middle market companies with Apax Partners and Drexel Burnham Lambert, investment banking firms. Mr. Svenson earned a Bachelor’s Degree from Harvard University.
Lee Andrews (53) — Director
      On July 28, 2005, the Board of Directors of Pyramid Breweries Inc. appointed Lee Andrews to serve as a member of the board of directors, filling an existing vacancy on the board. Mr. Andrews will serve as Chairman of the Audit Committee.
      Mr. Andrews is a partner in Tatum CFO Partners, LLP, (“Tatum”), a national professional services firm based in Atlanta, GA, which serves the financial and IT sectors. Mr. Andrews joined Tatum in May 2003. Tatum provides professional financial, IT and management consulting services to client companies, including special project management, and part- or full-time employed roles as a client company CFO or in other senior executive roles. In the employment capacity of Tatum’s services, Mr. Andrews was directly employed as the full-time Interim CEO of Door to Door Storage, Inc. from November 2003 to July 2004. He has been employed as the part-time CFO of NetReflector, Inc. since October 2004, and as the part-time VP Finance of SeaHAVN Corporation since June 2005.
      Prior to joining Tatum, Mr. Andrews worked from November 2001 to May 2003 as an independent financial consultant to private company clients. From September 1999 to October 2001 he was the CFO and VP Administration of Appian Graphics, Inc., a manufacturer of specialty video boards for PC applications.
      From 1986 to the time he joined Appian Graphics, Inc., Mr. Andrews was employed in senior financial executive roles in private and public companies in New York City and Seattle, including a Fortune 500 company. Those companies operated in oil and gas services, chemical processing, electro-mechanical components, ultra-high pressure waterjet tools, and in the mortgage industry. He also worked as a financial management consultant to various start up companies and in restructuring and recovery situations. Prior to

1986 Mr. Andrews spent 13 years with the public accounting firm of Coopers & Lybrand in London, UK; Johannesburg, South Africa; and in Manhattan, NY. With Coopers & Lybrand his international clients included major public corporations in the motor vehicle industry, entertainment and publishing, and metals fabrication. Mr. Andrews is a Fellow of the Institute of Chartered Accountants in England and Wales, and holds a BSc degree in Physics from London University.
Kurt Dammeier (46) — Director
      Mr. Dammeier has been a director since June 1999. Mr. Dammeier also served as our Chairman of the Board from December 1999 until May 2001. Mr. Dammeier is a private investor and sole manager of Sugar Mountain Capital, LLC, a venture capital firm. Mr. Dammeier was President and Chief Executive Officer of Quebecor Integrated Media, an information services company. Mr. Dammeier earned a Bachelor’s Degree from Washington State University.
John Lennon (50) — President and Chief Executive Officer, Director
      Mr. Lennon has been our President and Chief Executive Officer since August 2004. From November 2000 to December 2003, Mr. Lennon was President and Chief Executive Officer of Beck’s North America, a $150 million division of Interbrew, where he had responsibility for the United States, Canada and the Caribbean. Mr. Lennon has over twenty years experience as a senior executive in marketing, sales and general management, including ten years leading and managing businesses within the branded consumer goods industry. In addition to Mr. Lennon’s work with Beck’s, he has held senior positions with Diageo, Guinness, FEMSA, Grand Metropolitan and Nestle. He earned an MBA from Syracuse University and a Bachelor’s Degree from the State University of New York.
Independence of the Board of Directors
      Based on its review of the relationships between the Company and each of its directors, the Board of Directors has determined that Messrs. Svenson, Dammeier, Barnum and Andrews are each independent within the meaning of Nasdaq Marketplace Rule 4200, and that Mr. Lennon, our Chief Executive Officer, and Mr. Hancock, who served as our interim Chief Executive Officer from February 2004 to August 2004, are not independent within the meaning of the same Rule.
Board Attendance
      The Board of Directors met nine times during 2004. Each of the Company’s current directors attended at least 75% of the aggregate number of Board meetings and Board committee meetings of which he was a member.
      The Company does not have a specific policy regarding director attendance at the annual meeting of shareholders; however, all directors are encouraged to attend if available. Messrs. Hancock, Svenson, Dammeier and Ms. Mootz were present at the 2004 annual meeting.
Committees of the Board of Directors
     Audit Committee
      The Audit Committee, currently comprised of Messrs. Andrews (Chairman), Barnum and Svenson recommends the selections of the Company’s independent auditors and consults with the independent auditors on the Company’s internal accounting controls. Each current member of the Audit Committee is independent within the meaning of Nasdaq Marketplace Rule 4200 and “financially sophisticated” under applicable Nasdaq rules. The Board of Directors has determined that Messrs. Andrews and Svenson are each an audit committee financial expert, within the meaning of applicable Securities and Exchange Commission rules. On December 15, 2004, we notified The Nasdaq Stock Market, Inc. (Nasdaq) that a member of our Audit Committee, Ms. Nancy Mootz, had unexpectedly passed away, and that as a result of Ms. Mootz’s death, we were not in compliance with the audit committee composition requirements set forth in Nasdaq Marketplace

Rule 4350(d)(2)(A) which requires a listed issuer to have at least three independent members on its audit committee. With the appointment of Mr. Andrews in July 2005, we are again in compliance with the applicable Nasdaq rules. The Audit Committee met four times during 2004.
     Compensation Committee
      The Compensation Committee, currently comprised of Messrs. Barnum (Chairman) and Dammeier, recommends to the Board salaries and bonuses for the Company’s executive officers and administers the Company’s 2004 Equity Incentive Plan. Each current member of the Compensation Committee is independent within the meaning of Nasdaq Marketplace Rule 4200. The Compensation Committee met two times in 2004.
Code of Ethics and Code of Conduct
      We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller — Chief Accounting Officer and persons performing similar functions. We have also adopted a Code of Conduct applicable to all employees, officers and directors. These codes are posted on our website at http://www.pyramidbrew.com/about/investor.php. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the covered persons by posting such information on our website.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires reports relating to the stock ownership of the Company’s directors, executive officers and beneficial owners of more than 10% of any equity security of the Company to be filed with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that the required Section 16(a) reports during fiscal 2004 for our directors, executive officers and 10% of more beneficial holders were timely filed, except for a late Form 4 for Nancy Mootz with respect to one transaction.
Director Nomination Procedures
      The Board does not currently have a standing nominating committee since the relatively small size of the Board allows for the entire Board to carry out nominating responsibilities. A majority of our independent directors must recommend nominees for selection by the entire Board. The Board has established Director Selection Guidelines for guidance in determining and identifying Director qualification requirements, Board composition criteria and the procedure for the selection of new Directors, which can be found on our website at http://www.pyramidbrew.com/about/investor.php. In accordance with the Director Selection Guidelines, the Board of Directors, will review the following considerations, among others, in its evaluation of candidates for Board of Director nomination: personal and professional ethics, training, commitment to fulfill the duties of the Board of Directors, commitment to understanding the Company’s business, commitment to engage in activities in the best interests of the Company, independence, diversity, industry knowledge and contacts, financial or accounting expertise, leadership qualities, public company board of director and committee experience and other relevant qualifications. A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered.
      The Board of Directors will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Board of Directors, c/o the Corporate Secretary, providing the candidate’s name, biographical data and other relevant information outlined in the Director Selection Guidelines. The Board will review shareholder-recommended nominees based on the same criteria as its own nominees. Shareholders who intend to nominate a director for election at the 2006 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under “Shareholder Proposals.” To date, the Company has not received any recommendations from shareholders requesting that the Board consider a candidate for inclusion among the slate of nominees in the Company’s proxy statement.

Director Compensation
      Pursuant to the Directors Compensation Plan, each non-employee director receives a fee of $1,500 for each Board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee meeting attended. In addition, each non-employee director receives $10,000 annual compensation payable immediately following each annual meeting, at a directors option receiving common stock or cash. Shares of common stock payable to directors as annual compensation are valued at the last sale price of our common stock on Nasdaq on the date of such annual meeting. As of March 31, 2005, 14,982 shares of common stock had been issued under the Directors Compensation Plan as annual compensation.
      The Chairman of the Board receives an additional $10,000 annual compensation, and all other committee chairmen receive an additional $2,500 annual compensation. A director asked to perform specific functions outside the usual and customary duties of a director will be compensated $500 per day. All directors are reimbursed for out-of-pocket expenses incurred attending Board meetings.
      Non-employee directors also participate in the Non-Employee Director Stock Option Plan (“Director Stock Option Plan”). Each non-employee director immediately following the annual meeting of shareholders automatically receives an option grant to purchase 5,000 shares of common stock so long as shares of common stock remain available under the Director Stock Option Plan. The exercise price of each option is the closing price of the common stock on Nasdaq on the date of the annual meeting and is fully vested and exercisable as of that date. Each option expires ten years after the date of grant or one year after the death of the recipient director. A total of 250,000 shares of common stock are reserved for future option grants under the Director Stock Option Plan. During 2004, options to purchase 20,000 shares of common stock were granted under the Director Stock Option Plan: 5,000 shares each to Messrs. Barnum, Dammeier, Svenson and Ms. Mootz.
      Employee directors are not compensated for their duties as directors.
Shareholder Communications with the Board of Directors
      Shareholders may contact our board of directors as a group or individually by mail directed to the Chairman of the Board of Directors, c/o Corporate Secretary, at 91 South Royal Brougham Way, Seattle, WA 98134. Shareholder communications received by the Corporate Secretary will be promptly forwarded to the specified director or to the full Board of Directors, as applicable. Shareholders should clearly specify in each communication the name of the individual director or group of directors (such as “Independent Directors”) to whom the communication is addressed. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2006 Annual Meeting of Shareholders should follow the procedures specified under “Shareholder Proposals” below.
Compensation Committee Interlocks and Insider Board Participation
      Our Compensation Committee currently consists of Messrs. Barnum and Dammeier. Neither of these committee members served as an officer or employee of the Company or any of its subsidiaries during the year ended December 31, 2004.
PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT ACCOUNTANTS
      Moss Adams LLP currently serves as the Company’s independent accountants, and that firm conducted the audit of the Company’s financial statements for the fiscal year ended December 31, 2004. The Audit Committee has appointed Moss Adams LLP to serve as independent accountants to conduct an audit of the financial statements for fiscal year 2005.
      Appointment of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. However, upon the recommendation of the Audit Committee, the Board of Directors has determined to submit the selection of auditors to the shareholders for ratification.

In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Moss Adams LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interests.
      Moss Adams LLP began auditing the Company’s annual financial statements in fiscal year 2004. Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2005.
Change of Independent Public Accountants
      On December 14, 2004, upon recommendation of the Audit Committee, the Board of Directors decided to dismiss KPMG LLP (KPMG) as our independent public accountants and engage Moss Adams LLP to serve as our independent public accountants for 2004.
      KPMG’s reports on our financial statements for the years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
      During the period that KPMG served as our independent accountants and through December 14, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report on our financial statements for such years. Additionally, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, during these periods.
      We provided KPMG with a copy of the foregoing disclosures and filed with our current report on Form 8-K regarding this matter (filed with the Securities and Exchange Commission on December 20, 2004) a letter from KPMG to the Securities and Exchange Commission, dated December 20, 2004, stating its agreement with such statements.
      From January 2003 through December 14, 2004, we did not consult with Moss Adams LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Principal Accountant Fees and Services
      The aggregate fees billed by Moss Adams LLP and KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and 2003 are as follows:

	Moss Adams LLP		KPMG LLP(1)

	2004	2003	2004	2003

Audit Fees(2)	$56,000	$0	$53,000	$83,000
Audit-Related Fees	0	0	0	0
Tax Fees(3)	11,000	0	21,000	87,000
All Other Fees(4)	19,000	0	14,000	7,000

Total Fees	$86,000	$0	$88,000	$177,000

(1)	Effective December 14, 2004, we dismissed KPMG LLP as our independent accountant and engaged Moss Adams LLP to serve as our independent accountants for the fiscal year ended December 31, 2004.

(2)	Audit services billed in 2004 and 2003 consisted of the audit of our annual financial statements, review of quarterly financial statements, consents and other services related to filings with the SEC.

(3)	Tax services billed in 2004 and 2003 consisted of the following:

(a)	Fees for tax compliance services paid to KPMG LLP totaled $21,000 in 2004 and $25,000 in 2003. 2004 tax compliance services from Moss Adams LLP totaled $11,000. Tax compliance services are services rendered, based upon facts already in existence or transactions already occurred, to document and compute amounts to be included in tax filings. Such services consisted of federal and state income tax return assistance.

(b)	Fees for tax planning and advice services totaled $0 in 2004 and $5,000 in 2003. Tax planning and advice are services rendered with respect to proposed transactions, earnings and profit calculations for dividend classification or that structure a transaction to obtain a particular tax result.

(c)	Fees for a review of Washington State sales and use tax payments made by the Company dating back five years (1998 — 2002) for the purpose of identifying possible overpayments and opportunities for refund, and included a review of the Washington state law regarding the machinery and equipment exemption and the resale exemption as it applies to Pyramid Breweries Inc. Findings-based fees for the application and receipt of a refund related to the state tax exemptions totaled $57,000 in 2003.

(4)	All other fees billed by KPMG in 2004 and 2003 consisted of fees associate with due diligence related to the acquisition of the Portland Brewing Company assets. All other fees paid to Moss Adams in 2004 consisted of liabilities the Company assumed from Portland Brewing Company as part of the asset acquisition.
Audit Committee Pre-Approval Policy
      The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent accountants. The policy is designed to ensure that the provision of these services does not impair the accountants’ independence. Under the policy, any services provided by the independent accountants, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit Committee.
      The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent accountants to management.

PRINCIPAL SHAREHOLDERS
Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 29, 2005, for (i) each person known to the Company to own beneficially more than 5% of the common stock, (ii) each of the Company’s directors and Named Executive Officers, and (iii) all of the Company’s current executive officers and directors as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. Except as otherwise noted, the address of the named shareholder is c/o Pyramid Breweries Inc., 91 South Royal Brougham Way, Seattle, Washington 98134.

	Shares of
	Common Stock
	Beneficially Owned

Name	Number(1)	Percent

Kurt Dammeier(2)	1,527,675	17.4%
George Hancock(3)	1,112,178	12.7
Gary McGrath(4)	159,354	1.8
Mark House(5)	118,339	1.3
John Lennon	0	*
Scott Svenson(6)	73,542	*
Patrick Coll(7)	98,349	*
Scott Barnum(8)	45,322	*
James Hilger(9)	78,600	*
Martin Kelly(10)	0	*
Lee Andrews	0	*
All current executive officers and directors as a group (10 persons)(11)	3,213,290	36.6%

*	Less than 1%

(1)	Includes shares of common stock subject to stock options or other convertible securities that are currently exercisable for or convertible into shares of our common stock, or that will be exercisable for or convertible into shares of our common stock within 60 days after July 29, 2005. These securities are deemed to be outstanding and beneficially owned by the person holding such stock options or other convertible securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 15,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 29, 2005.

(3)	Includes 20,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 29, 2005.

(4)	Includes 158,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 29, 2005.

(5)	Includes 110,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 29, 2005.

(6)	Includes 15,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 29, 2005.

(7)	Includes 98,349 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 29, 2005.

(8)	Includes 20,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 29, 2005.

(9)	Includes 50,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 29, 2005.

(10)	Mr. Kelly resigned from his position as President and Chief Executive Officer in March 2004.

(11)	Includes 513,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of July 29, 2005.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Board Compensation Report on Executive Compensation
      The Compensation Committee of the Board of Directors of the Company (the “Committee”) determined and administered the compensation of the Company’s executive officers during 2004.
     Compensation Philosophy
      The Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee seeks to align total compensation for management with corporate performance. The Committee places emphasis on variable, performance-based components, such as stock option awards, stock grants and cash bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs are intended to reinforce management’s commitment to enhancement of profitability and shareholder value.
     Compensation Program
      The Company’s executive compensation program consists of base salary, the opportunity to earn an annual cash and an incentive cash bonus, and long-term, equity-based incentives. The Company’s objective is to pay its executives total annual compensation, including incentive awards, rather than base salary alone, that appropriately reflects corporate performance and each executive officer performance and contribution.
      The Company has entered into written employment agreements with certain of its executive officers, including John Lennon, the Company’s Chief Executive Officer and Gary McGrath, the Company’s Vice President, Sales, and sent written offer letters to Jim Hilger, the Company’s Chief Financial Officer and Patrick Coll, the Company’s Vice President, Alehouse Operations, that specify certain of the terms of each such officer’s employment, including minimum compensation to be paid to each of them.
      The Company’s executive officers are eligible to participate in the Company’s health and welfare and other employee benefit plans that are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements. If an executive officer’s employment with the Company is terminated, the executive officer will generally receive a severance payment based on the number of years that such officer has been employed by the Company. Messers. Lennon, Hilger, McGrath and Coll will each receive severance payments pursuant to the terms of their respective employment agreements. In addition, each executive officer receives a car allowance. In addition, the Company provided Mr. Lennon with a relocation budget of $100,000 in connection with his commencing employment in 2004 to cover relocation expenses.
      For 2004 the Committee examined the value of each element of executive compensation for Mr. Lennon and the other four executive officers and the aggregate value of such compensation under several potential scenarios, and determined that such compensation is reasonable.

     Annual Base Salary
      The Committee reviews and provides oversight on annual base salaries for the executive officers at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position and the salaries paid to comparable officers by companies which are competitors of the Company. The Committee reviews periodically and adjusts them as warranted to reflect individual performance. For executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends target merit increases, and the Committee and the Chief Executive Officer together establish the amount of such increases.
      The annual base salary paid to each of Messers. Lennon, Hilger, McGrath and Coll is based on his respective written employment agreement or offer letters. In 2004, the executive officers received annual base salary increases ranging from 3% to 5%.
     Cash Bonus Programs
      Beginning in 2002, the Committee instituted an incentive compensation plan for four executive officers. This plan provided an opportunity for each of the executive officers to earn an annual cash bonus based on targeted levels of sales and EBITDA for each of the executive officers, with ceilings based on percentages of base salaries. Because the targets under the plan were not achieved in 2004, no bonuses were awarded for the year.
      On March 30, 2005, the Committee adopted a 2005 Officer Incentive Compensation Plan (“2005 OICP”) that consists of two bonus programs: an annual Performance Incentive Plan (“PIP”) bonus; and an Alternative Incentive Compensation Plan (“AICP”) bonus. The Committee also approved annual budgeted, total and adjusted EBITDA performance targets for bonuses to be paid under the PIP and net return to shareholders performance targets for bonuses to be paid under the AICP.
      The PIP provides for payment of annual cash bonuses from a specified PIP incentive pool established based on the achievement of the specified performance targets. The amount of the PIP bonus pool will be established based on achievement of specified budgeted, total and adjusted EBITDA goals, calculated as set forth in the 2005 OICP. If at least the minimum performance target is met, bonus payments will be allocated as a percentage of the PIP bonus pool as follows: 30% to the Chief Executive Officer; 15% to each of four Vice Presidents; and an additional 10% unallocated to be distributed at the Committee’s discretion. If the amount of the bonuses earned under the PIP exceed a specified level indexed to the executive officers’ base salaries as follows: 100% of base salary for the Chief Executive Officer; and 50% of base salary for the four Vice Presidents, any additional amount of the annual bonus value that exceeds the specified level for each executive officer will be paid in the form of restricted stock (and an additional incremental cash amount to cover any tax obligation).
      The AICP will replace the PIP if the Company is acquired, sold or merged with another entity resulting in a change of control of the Company. If the transaction results in a net return to shareholders in excess of a minimum target level established under the AICP, an AICP incentive bonus pool will be created to reward the executive officers. The amount of the AICP bonus pool will be established based on achievement of specified levels of net return to shareholders with a maximum bonus pool of $2.5 million. The AICP bonus will be paid in cash at the close of the transaction. The AICP bonus pool is allocated as follows: 27% to the Chief Executive Officer; 20% to the Chief Financial Officer; 15% to each of three Vice Presidents; 3% to the Controller; and 5% unallocated to be distributed at the Committee’s discretion. If a participating executive officer has been employed by the Company for less than two years as of the date of the transaction, any severance payments due that executive officer under existing severance agreement will be deducted from that executive officer’s AICP bonus. Any executive officers terminated without cause within six months prior to the transaction may participate fully in the AICP.
     Long-Term Equity Incentive Compensation
      The Committee administers the Company’s equity incentive plans, including the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Company’s shareholders at the annual shareholder meeting in 2004, under which the Committee may grant equity- or cash-based awards to the Company’s executive officers. The Company’s executive officers are also edible to participate in the Company’s employee stock purchase plan.
      Historically, the Committee has granted stock options under its stock option plan to executives as a long-term incentive. In 2004, however, the Committee relied more heavily on the Company’s cash incentive compensation plan and reduced its emphasis on stock incentives, granting only limited options, primarily to new executive officers. The Committee intends to encourage stock ownership on the part of its executives in the future by providing for the limited use of restricted stock grants under the 2004 Plan.
      The Committee did not award any stock options to the executive officers in 2004. However, in connection with the Committee’s approval of the employment agreement between the Company and Mr. Lennon in 2004, the Committee approved restricted stock awards to Mr. Lennon for up to a total of 350,000 shares of the Company stock, half of which will be granted over time starting on January 1, 2006 based on his continued employment and half of which will be granted upon the achievement of certain performance goals pursuant to the terms of his employment agreement. These restricted stock awards will be issued outside of the Company’s equity incentive plans, including the 2004 Plan, but subject to the terms and conditions of the Plan. The restricted stock awards will generally be subject to a forfeiture restriction that will lapse on the first anniversary of their respective dates of issuance. In addition, the forfeiture restriction will lapse on an accelerated basis under certain circumstances in the event of a company transaction or change in control as provided in the Plan. In addition, if Mr. Lennon’s employment with the Company is terminated without cause or for good reason during 2005, he will receive the full amount of the restricted stock awards that would otherwise be made on January 1, 2006 as if the conditions to such awards had been satisfied, and such awards will be fully vested
     Chief Executive Officer Compensation
      The Committee evaluates several performance factors to determine the Chief Executive Officer’s compensation. Where possible, it uses objective measurements such as sales, but it also uses a number of subjective evaluations of performance including, but not limited to, general leadership qualities, effective management of human resources and the ability to anticipate and prepare for future opportunities and problems. The Committee uses these evaluations, as well as guidelines set in employment agreements, to establish the total compensation to be paid to the Chief Executive Officer.
      John Lennon’s compensation in 2004 was determined under his employment agreement and the Company’s compensation programs as described above. Mr. Lennon was not awarded a bonus for 2004 performance in accordance with the Company incentive program.
     Internal Revenue Code Section 162(m)
      In general, compensation payments in excess of $1 million per officer per fiscal year paid to the Chief Executive Officer and the next four other most highly compensated officers of publicly held companies are subject to a limitation on deductibility for the Company under Section 162(m) of the Code unless such compensation meets certain requirements. Stock options granted pursuant to the Company’s equity compensation plans currently qualify for such performance based exception. The Committee is aware of this limitation and believes that no compensation paid by the Company for fiscal 2004 exceeded the $1 million limitation. The Company intends, to the extent practicable, to preserve deductibility under Section 162(m) of compensation paid to its executive officers while maintaining executive compensation programs that effectively attract and retain highly qualified executives and maximize long-term shareholder returns.

2004 Compensation Committee
Scott Barnum, Chair — 2004
Kurt Dammeier

Summary of Cash and Certain Other Compensation
      Compensation Summary. The following table summarizes the annual compensation for services rendered during 2004, 2003, and 2002 for the Company’s Chief Executive Officer and its other executive officers whose salary and bonus exceeded $100,000 in 2004, as well as Martin Kelly, our former President and Chief Executive Officer and George Hancock, who served temporarily as our interim Chief Executive Officer (“Named Executive Officers”).
Summary Compensation Table

		Annual Compensation					Long-Term Compensation

									Securities
					Other Annual		Restricted Stock		Underlying	All Other
Name and Principal Position	Year	Salary($)		Bonus($)	Compensation ($)		Award(s) ($)		Options (#)	Compensation

John Lennon(1)	2004	93,000		0	32,000	(2)	$420,000	(3)	0	2,000	(4)
President & Chief Executive Officer
Jim Hilger(5)	2004	145,000		0	0		0		0	6,000	(6)
Vice President, Chief Financial	2003	38,000		0	0		0		120,000	0
Officer and Secretary
Patrick Coll(7)	2004	125,000		0	0		0		0	5,000	(8)
Vice President, Alehouse	2003	127,000		0	0		0		0	0
Operations	2002	31,000		7,000	0		0		100,000	0
Mark House	2004	120,000		0	0		0		0	5,000	(9)
Vice President, Brewery Operations	2003	116,000		0	0		0		0	0
	2002	119,000		31,000	0		0		0	1,000
Gary McGrath	2004	149,000		0	0		0		0	10,000	(10)
Vice President, Sales	2003	150,000		0	0		0		0	4,000
	2002	156,000		35,000	0		0		5,000	3,000
Martin Kelly(11)	2004	53,000		0	0		0		0	196,000	(12)
Former President & Chief	2003	227,000		0	0		0		0	4,000
Executive Officer	2002	234,000		113,000	0		0		0	4,000
George Hancock(13)	2004	76,000	(14)	0	0		0		0	0
Interim Chief Executive Officer

(1)	Mr. Lennon has been our President and Chief Executive Officer since August 2004.

(2)	Consists of relocation expenses.

(3)	This amount represents 175,000 shares of common stock that will be issued upon the completion of continuous service requirements pursuant to the terms of Mr. Lennon’s employment agreement with the Company entered into on July 16, 2004, valued based on a value of $2.40 per share, the closing price for a share of the Company’s common stock on that date. Under his employment agreement, Mr. Lennon will be issued 35,000 shares of restricted stock on each of January 1, 2006, 2007, 2008, 2009 and 2010 based on Mr. Lennon’s continuous services to the Company through each such date. The restricted stock issued on each such date will be subject to a lapsing repurchase right in favor of the company that will lapse with respect to 1/3 of the shares issued on each such date on each of the first three anniversaries of the date the shares were issued. If Mr. Lennon’s employment is terminated in certain circumstances during 2005, Mr. Lennon will be issued the shares that he would have been entitled to receive pursuant to his employment agreement on January 1, 2006. If Mr. Lennon’s employment is terminated in certain circumstances during any other year, he will receive a prorated portion of the relevant annual award as of the date his employment is terminated. Under Mr. Lennon’s employment agreement, he will also receive up to 175,000 additional shares of restricted stock upon the achievement of certain performance goals as described under the Long Term Incentive Plan disclosure below. As of December 31, 2004, Mr. Lennon did not hold any shares of restricted stock.

(4)	Consists of $2,000 in a car allowance.

(5)	Mr. Hilger has been our Vice President — Finance, Chief Financial Officer and Secretary since September 2003.

(6)	Consists of $1,000 in contributions made on the officer’s behalf to his 401(k) plan and a car allowance of $5,000.

(7)	Mr. Coll has been Vice President — Alehouse Operations since September 2002.

(8)	Consists of $5,000 in a car allowance.

(9)	Consists of $5,000 in a car allowance.

(10)	Consists of $4,000 in contributions made on the officer’s behalf to his 401(k) plan and a car allowance of $6,000.

(11)	Mr. Kelly resigned from his position as President and Chief Executive Officer in March 2004.

(12)	Consists of $1,000 in a car allowance and $195,000 in severance.

(13)	Mr. Hancock was our interim Chief Executive Officer from March 2004 until August 2004.

(14)	Includes $5,000 in director fees earned while Mr. Hancock was not serving as our interim Chief Executive Officer.
Option Exercises and Year End Holdings
      The following table sets forth information concerning the number and value of options held by the Named Executive Officers on December 31, 2004.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Year End		at Year End(6)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

John Lennon	0	0	—	—	$—	$—
Jim Hilger(1)	0	0	47,000	73,000	—	—
Mark House(2)	0	0	110,000	—	6,000	—
Gary McGrath(3)	0	0	164,000	7,000	16,000	—
Patrick Coll(4)	0	0	79,000	21,000	—	—
Martin Kelly	0	0	—	—	—	—
George Hancock(5)	0	0	20,000	—	2,000	—

(1)	The weighted-average exercise price of these options is $2.96 per share of common stock.

(2)	The weighted-average exercise price of these options is $2.53 per share of common stock.

(3)	The weighted-average exercise price of these options is $2.00 per share of common stock.

(4)	The weighted-average exercise price of these options is $2.19 per share of common stock.

(5)	The weighted-average exercise price of these options is $2.50 per share of common stock.

(6)	Based on the fair market value on December 31, 2004 $2.10 and the exercise price.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The following table sets forth information with respect to restricted stock that will be issued to Mr. Lennon pursuant to his employment agreement upon the achievement of certain performance goals.

		Performance or Other	Estimated Future Payouts
	Number	Period Until	Under Non-Stock Price-Based
Name	of Shares	Maturation or Payout	Plans Target (100%)

John Lennon(1)	175,000	2006-2010	175,000

(1)	Pursuant to the terms of Mr. Lennon’s employment agreement with the Company entered into on July 16, 2004, Mr. Lennon will be issued 35,000 shares of restricted stock on each of January 1, 2006, 2007, 2008, 2009 and 2010 if the Company has achieved certain performance goals for the year ending immediately prior to each such date. The restricted stock issued on each such date upon the achievement of the specified performance goals will be subject to a lapsing repurchase right in favor of the company that will lapse with respect to 1/3 of the shares issued on each such date on each of the first three anniversaries of the date the shares were issued. If Mr. Lennon’s employment is terminated under certain circumstances pursuant to his employment agreement during 2005, he will be issued the shares that he would have been entitled to receive on January 1, 2006 as if the applicable performance goal had been met. If Mr. Lennon’s employment is terminated under certain circumstances pursuant to his employment agreement during any other year, he will be issued shares representing a prorated portion of the relevant annual performance award as if the relevant annual performance goal had been reached, prorated to the date his employment is terminated and granted as of the date his employment is terminated. Under Mr. Lennon’s employment agreement, he will also receive up to 175,000 additional shares of restricted stock upon the completion of continuous service with the Company as described in the Summary Compensation Table disclosure above.
Employment Contracts, Termination of Employment and Change of Control Agreements
      The Company entered into an employment agreement with Mr. Lennon dated effective July 16, 2004, whereby he serves as a Director and Chief Executive Officer of the Company. Mr. Lennon’s employment agreement provides an annual base salary of $250,000 plus a car allowance. Mr. Lennon also may receive a personal performance bonus in accordance with the Officer Incentive Plan in effect. Mr. Lennon was also provided a relocation budget of $100,000 to cover relocation expenses. If Mr. Lennon’s employment is terminated without cause, he will receive his annual base salary for a period of one year following the date of such termination.
      In addition Mr. Lennon will receive restricted stock awards for up to 350,000 shares of the Company stock pursuant to the terms of his employment agreement. Mr. Lennon will be issued restricted stock awards for 35,000 shares on each of January 1, 2006 and the next four anniversaries of that date. If Mr. Lennon’s employment is terminated by the Company without cause or by Mr. Lennon for good reason, or as a result of Mr. Lennon’s death or disability, Mr. Lennon will be issued a prorated portion of the relevant annual restricted stock award as of the date his employment is terminated. Mr. Lennon will also be issued restricted stock awards for an additional 35,000 shares on each of January 1, 2006 and the next four anniversaries of that date based on the Company’s achievement of certain performance goals. If Mr. Lennon’s employment is terminated by the Company without cause or by Mr. Lennon for good reason, or as a result of Mr. Lennon’s death or disability, Mr. Lennon will be issued a prorated portion of the relevant annual performance award as if the relevant annual performance goal had been reached, prorated to the date his employment is terminated and granted as of the date his employment is terminated: These restricted stock awards will be issued outside of the Company’s equity incentive plans, including the Company’s 2004 Equity Incentive Plan (the 2004 Plan), but subject to the terms and conditions of the Plan. The restricted stock awards will be subject to a forfeiture restriction that will lapse on the first anniversary of their respective dates of issuance. In addition, the forfeiture restriction will lapse on an accelerated basis under certain circumstances in the event of a company transaction or change in control as provided in the Plan.

      On March 30, 2005 the Board approved an amendment to the Employment Agreement between John Lennon and the Company dated July 15, 2004 to provide that if Mr. Lennon’s employment with the Company is terminated without cause or for good reason during 2005, Mr. Lennon will receive the full amount of the restricted stock awards that would otherwise be made on January 1, 2006 as if the conditions to such awards had been satisfied, and such awards will be fully vested.
      The Company entered into an employment agreement with Mr. Hilger dated September 9, 2003, whereby he serves as a Chief Financial Officer and Vice President — Finance of the Company. Mr. Hilger’s employment agreement provides for an initial annual base salary of $140,000 plus a car allowance. Mr. Hilger also may receive a personal performance bonus in accordance with the Officer Incentive Plan in effect. If Mr. Hilger’s employment is terminated without cause, he will receive his annual base salary for a period of three months following the date of such termination, or for six months following the date of such termination if after two years of service. In addition, Mr. Hilger received on option to purchase 120,000 shares of common stock, of which 40,000 shares vested on the first anniversary of his employment and the remaining shares of which vest in equal monthly installments over his second and third years of employment.
      The Company entered into an employment agreement with Mr. Coll dated September 24, 2002, whereby he serves as Vice President — Alehouse Operations of the Company. Mr. Coll’s employment agreement provides for an initial annual base salary of $117,000 plus a car allowance. Mr. Coll also received a signing bonus of $3,000. Mr. Coll may also receive an annual bonus of up to 40% of his base salary based on meeting certain financial targets and objectives. If Mr. Coll’s employment is terminated without cause, he will receive his annual base salary for a period of three months following the date of such termination. In addition Mr. Coll received on option to purchase 100,000 shares of common stock, of which 33,333 shares vested on the first anniversary of his employment and the remaining shares of which vest in equal monthly installments over his second and third years of employment.
      We entered into an employment agreement with Mr. McGrath on October 25, 1999. The agreement provides for a base compensation plus quarterly and annual bonuses based on the Company and Mr. McGrath achieving certain performance targets set by the Chief Executive Officer. The total amount of these annual bonuses can total up to 30% of Mr. McGrath’s base compensation. If Mr. McGrath is terminated without cause (as defined in the agreement), he is entitled to three month’s base salary plus a pro rata portion of any incentive bonuses earned during the year of termination.
      Under the 2004 Plan, to maintain all of the participants’ rights in the event of a company transaction that is not a change in control or a related party transaction (as those terms are defined in the 2004 Plan), unless the compensation committee determines otherwise at the time of grant with respect to a particular award or elects to cash out awards:

•	all outstanding awards become fully and immediately exercisable, and any restrictions or forfeiture provisions lapse, immediately prior to the company transaction, unless such awards are converted, assumed, or replaced by the successor company; and

•	performance awards earned and outstanding become payable in full at target levels and deferrals or other restrictions not waived by the compensation committee shall remain in effect.
      In addition, under the 2004 Plan, to maintain all of the participants’ rights in the event of a change in control, unless the compensation committee determines otherwise with respect to a particular award:

•	any options and stock appreciation rights shall become fully exercisable and vested to the full extent of the original grant;

•	any restrictions and deferral limitations applicable to any restricted stock or stock units shall lapse;

•	all performance shares and performance units shall be considered to be earned and payable in full at target levels, and any deferral or other restriction shall lapse and such performance stock and performance units shall be immediately settled or distributed;

•	any restrictions and deferral limitations and other conditions applicable to any other awards shall lapse, and such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant; and

•	the compensation committee can provide a cash-out right for awards in connection with a change in control.
      If certain corporate transactions occur (such as a merger, consolidation or acquisition by another corporation of all or substantially all of our assets), each outstanding option to purchase shares under the Employee Stock Purchase Plan will be assumed or an equivalent option substituted by a successor company or its parent. If the successor company refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. In the event of a proposed liquidation or dissolution of the Company, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.
Report of the Audit Committee of Pyramid Breweries Inc.
      The 2004 Audit Committee operates under a written charter adopted by the Company’s Board of Directors.
      The Audit Committee is responsible for providing independent oversight of the Company’s accounting functions and internal controls. The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be retained as the Company’s independent accountants. As appropriate, the Audit Committee meets and consults with the Company’s management and independent accounting firm to review and evaluate the Company’s audited financial statements and the disclosures contained in those statements and to monitor and oversee the Company’s internal control system, its accounting and financial reporting process, its independent audit function and its compliance with applicable laws and regulations.
      Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.
      The Audit Committee members are not professional accountants or auditors, and are not responsible for conducting reviews of auditing or accounting procedures, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the Audit Committee’s members in business, financial, and accounting matters.
      The Audit Committee has reviewed and discussed the consolidated financial statements with management and with the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and by the final rules implementing the provisions of Section 204 of the Sarbanes-Oxley Act of 2002.
      The Audit Committee has also received the letter, which includes the written disclosures from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent accountants that firm’s independence.
      Based upon the Audit Committee’s discussions with management and the independent accountants and its review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

2004 Audit Committee

Scott Svenson, Chair
Scott Barnum
Performance Graph
      The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the common stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Boston Beer Company, Redhook Ale Brewery Incorporated and Big Rock Brewery, Ltd.
COMPARISON OF CUMULATIVE TOTAL RETURNS
AMONG PYRAMID BREWERIES INC., THE S&P INDEX AND A PEER GROUP

(1)	Assumes $100 invested on January 1, 1999 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

(2)	Shareholder returns over the indicated period should not be considered indicative of future shareholder returns

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      On June 19, 2001, the Company entered into an amended and restated employment agreement with Mr. Kelly, our former CEO, pursuant to which if the Company terminated Mr. Kelly without cause or if he resigned for good reason (both as defined in the agreement), Mr. Kelly would be entitled to one year’s base salary plus a pro rata portion of any incentive bonuses earned during the year of termination.
      During 2001, the Company granted Mr. Kelly 150,000 stock options at an exercise price of $2.125 pursuant to a stock purchase and restriction agreement. On the date of the grant, the closing price of the Company’s common stock on the Nasdaq Stock Market was $2.62. Mr. Kelly agreed to immediately exercise those options and all other options held by him. Concurrently, the Company agreed to accept a $787,000 full recourse note from Mr. Kelly in payment of the exercise price for the 387,400 options to purchase shares of the Company’s common stock. In addition, the Company paid withholding taxes of $115,000 due on the exercise of the options and received from Mr. Kelly an additional full recourse note for the amount of the withholding taxes.
      On February 26, 2004 the Company announced that Mr. Kelly was stepping down as Chief Executive Officer. Mr. Kelly’s last official day was March 10, 2004. Pursuant to his amended and restated employment agreement Mr. Kelly will receive one year’s base salary plus a pro rata portion of any incentive bonuses earned during the year of termination. Per the full recourse note agreement dated June 2001 with Mr. Kelly, upon termination he had the right to require the Company to buy-back the 387,400 shares collateralizing the promissory notes and pay any balances owed under the notes, with any net cash balance made payable to Mr. Kelly. On April 9, 2004, Mr. Kelly exercised his right and the Company repurchased the 387,400 shares at a five day average market price of $3.18 per share. The total sales value of $1,233,000 was applied to the notes payable in the amount of $843,000, to interest balances in the amount of $25,000 and the balance of $365,000 was paid to Mr. Kelly.
SHAREHOLDER PROPOSALS
      Shareholder proposals intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company no later than April 21, 2006, 5:00 p.m. Pacific standard time in order to be included in the proxy statement relating to the annual meeting. Proposals should be mailed to the Company, to the attention of the Secretary, 91 South Royal Brougham Way, Seattle, Washington 98134. Receipt by the Company of a proposal from a shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2006 Annual Meeting of Shareholders, because there are other relevant requirements in the SEC’s proxy rules that must be met. In addition, if the Company receives notice of a shareholder proposal after July 5, 2006, the persons named as proxies in the proxy statement for the 2006 annual meeting will have discretionary voting authority to vote on such proposal at the 2006 annual meeting.
OTHER MATTERS
      As of the date of this Proxy Statement, the Board of Directors knows of no matters, which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

By Order of the Board of Directors,

/s/ George Hancock

George Hancock
Chairman

DIRECTIONS TO
PYRAMID BREWERIES INC. ANNUAL MEETING OF SHAREHOLDERS
Pyramid Alehouse and Brewery
1201 1st Avenue South
Seattle, WA 98134
206-682-8322
On-site Parking Available
Via I-5 Northbound

•	Take exit 164B — 4th Avenue South

•	Take a right onto 4th Avenue South and continue one block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. (You will see the Alehouse across 1st Avenue South on the left corner)

•	Parking is available in the front and rear of the building.
Via I-5 Southbound

•	Take exit 164 and follow the signs to 4th Avenue off-ramp

•	Take a right onto 4th Avenue South and continue 1 block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. (You will see the Alehouse across 1st Avenue South on the left corner)

•	Parking is available in the front and rear of the building.
Via Highway 99 Northbound

•	Take the Seneca Street exit
•	Take a right onto 1st Avenue travel approximately 1 mile to intersection of 1st Avenue South and Royal Brougham Way. You can either go straight on 1st Avenue South and park in the front parking lot or make a right onto South Royal Brougham Way and park in the rear parking lot.
Via Highway 99 Southbound

•	Take the 1st Avenue South exit
•	Continue on 1st Avenue at the intersection of 1st Avenue South and Royal Brougham Way. You can either go straight on 1st Avenue South and park in the front parking lot or make a right onto South Royal Brougham Way and park in the rear parking lot.
Via I-90 Westbound

•	Follow I-90 to the 4th Avenue South exit (Freeway ends here)
•	Take a right onto 4th Avenue South and continue for one block
•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South.
        (You will see the Alehouse across 1st Avenue South on the left corner)
Parking is available in the front and rear of the building.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PYRAMID BREWERIES INC.
91 South Royal Brougham Way / Seattle, Washington 98134
For the Annual Meeting To Be Held Thursday, September 22, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF THE COMPANY
     Revoking any such prior appointment, the undersigned, a shareholder of Pyramid Breweries Inc. hereby appoints George Hancock and John Lennon and either of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Shareholders of said Corporation to be held at the Pyramid Alehouse, 1201 First Avenue South, Seattle, Washington, on Thursday, September 22, 2005 at 9:00 A.M. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲
You can now access your Pyramid Breweries Inc. account online.
Access your Pyramid Breweries Inc. shareholder account online via Investor ServiceDirect ® (ISD).
Mellon Investor Services LLC, Transfer Agent for Pyramid Breweries Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

This proxy when properly executed will be voted as directed.
If no direction is indicated, this proxy will be voted FOR the following proposals:

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Director recommends a vote FOR Items 1 and 2.	FOR	WITHHELD FOR ALL
Proposal 1. Election of Directors Nominees:	☐	☐
01 George Hancock
02 Scott Barnum
03 Lee Andrews
04 John Lennon

(Instruction: to withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
Proposal 2 Ratification of the Appointment of Moss Adams LLP as the Company’s Independent Accountants	☐	☐	☐
With respect to the transaction of such other business as may properly come before the Meeting, Proxyholder, in his sole discretion, will vote the proxy as he may see fit. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Please mark, sign, date and return the proxy card promptly using the enclosed envelope.
Your name and address are shown as registered — please notify the Company of any change to your address.

Signature	Signature if held jointly	Dated	, 2005

Please sign exactly as name appears.

▲ Detach here from proxy voting card ▲